Exhibit 99.1

                      Spherix Reports Third Quarter Results

    BELTSVILLE, Md., Nov. 14 /PRNewswire-FirstCall/ -- Spherix Incorporated (Nasdaq: SPEX), today reported a net loss of $115,000 ($0.01 per share) on sales of $5.1 million and a net loss of $1.3 million ($0.11 per share) on sales of $14.3 million for the three and nine months ended September 30, 2003, respectively. Sales increased $259,000 (5%) and $2.2 million (18%) for the three- and nine-month periods in comparison to those of the prior year.

    The InfoSpherix Division's revenue increased $278,000 (6%) and $2.2 million (19%) for the three and nine months ended September 30, 2003, in comparison to the same periods in the prior year, and the Division's operating profits decreased $35,000 and increased $841,000 for the same periods. The increased revenues between years resulted from several new contracts, which began in the fourth quarter of 2002 and included a reservation contract, an information services contract and a short-term commercial contract, which concluded at the end of the first quarter of 2003. The Company recently won three more state reservation contracts that will begin in the fourth quarter of this year and the first quarter of following year. In addition, Spherix's National Park Service contract and its Maryland Information Center contracts have each been extended into 2004.

    The BioSpherix Division's revenue decreased $19,000 (76%) and $59,000 (71%) for the three and nine months ended September 30, 2003, in comparison to the same periods of the prior year, and the Division's operating losses increased $194,000 and $776,000 for the same periods. The increased loss results principally from costs associated with the ongoing arbitration with Arla Foods, continued FlyCracker expenses, and increase in the costs for marketing Naturlose.


                           Three Months Ended        Nine Months Ended
                             September 30              September 30
                           2003         2002         2003         2002

    Revenue             $5,091,477   $4,832,470  $14,314,383  $12,125,147
    Operating expense    5,207,226    4,718,937   15,588,434   13,464,338
    Loss (income)
     from operations     ($115,749)    $113,533  $(1,274,051) $(1,339,191)
    Net (loss) income    ($115,189)    $137,096  $(1,254,652) $(1,273,334)
    Net (loss) income
     per share              $(0.01)       $0.01       $(0.11)      $(0.11)


    Thomas W. Gantt, President and CEO, stated, "Significant legal and operating costs associated with the Arla arbitration and efforts to retain the National Park Service contract were largely responsible for the year-to-date losses. However, the recent favorable settlement of our dispute with Arla (see Spherix's November 13, 2003 News Release), that stopped the high legal fees for arbitration, and the winning of three state reservation contracts this year, suggests improved profitability for Spherix in 2004."


    Certain statements contained herein are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission, including the filing on Form 8-K made on March 3, 1999.


    Under its motto, "A World of Solutions," Spherix's mission is to create value and increase shareholder wealth through innovations that benefit our clients and the human condition. Spherix offers innovations in information technology, knowledge management, and biotechnology.


    Spherix's Internet address is http://www.spherix.com.



SOURCE  Spherix, Incorporated
    -0-                             11/14/2003
    /CONTACT: Richard Levin of Spherix, Incorporated, +1-301-419-3900, rlevin@spherix.com/
    /Web site:  http://www.spherix.com/
    (SPEX)

CO:  Spherix, Incorporated
ST:  Maryland
IN:  BIO MTC
SU:  ERN